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                                                                   EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is made effective as of January 26, 1999, by and between Pacific Research and Engineering Corporation ("PR&E") and Blake F. Clark ("Clark").

        NOW, THEREFORE, the parties agree as follows:

        1. Employment. PR&E hereby engages Clark, and Clark hereby accepts such engagement, upon the terms and conditions set forth herein.

        2. Duties.

                2.1 Position. Clark is engaged in the position of Chief Financial Officer, reporting to the President & Chief Operating Officer ("COO") of PR&E and shall have responsibility for PR&E's financial and accounting concerns and shall support the SEC guidelines appropriate for a public company. Clark shall perform faithfully and diligently such duties, as well as such other duties as the President & COO shall reasonably assign from time to time. PR&E reserves the right to modify Clark's position and duties at any time in its sole and absolute discretion.

                2.2 Best Efforts/Full-time. Clark will expend his best efforts on behalf of PR&E, and will abide by all policies and decisions made by PR&E, as well as all applicable federal, state and local laws, regulations or ordinances. Clark will act in the best interest of PR&E at all times. Clark shall devote Clark's full business time and efforts to the performance of his assigned duties, unless Clark notifies PR&E in advance of his intent to engage in other paid work and receives PR&E's express written consent to do so. Clark must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with PR&E and, if PR&E believes a conflict exists, PR&E may ask Clark to choose whether to discontinue the other work or resign employment with PR&E.

        3. Compensation.

                3.1 Base Salary. As compensation for the proper and satisfactory performance of all duties to be performed by Clark hereunder, PR&E shall pay to Clark an initial Base Salary of $130,000 per year, payable in accordance with the normal payroll practices of PR&E, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Clark's employment under this Agreement is terminated by either party, for any reason whatsoever, before the last day of any employment year, Clark will be entitled to receive for such year the Base Salary prorated to the date of termination.

                3.2 Incentive Compensation. Clark will be eligible to earn incentive compensation on an annual basis in accordance with the terms and conditions established by PR&E in its sole and exclusive discretion. The Incentive Compensation Plan established for calendar year 1999 is set forth on Exhibit A.

                3.3 Stock Options. Clark will receive 30,000 stock options in accordance with the terms and conditions of the PR&E Stock Option Plan.

                3.4 Performance Review. The COO will periodically review Clark's performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by the COO, as approved by the compensation committee, in their sole and absolute discretion.

        4. Fringe Benefits.



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                4.1 Customary Fringe Benefits. Clark will be eligible for all customary and usual fringe benefits generally available to employees of PR&E, with the exception that Clark will accrue three weeks of paid vacation per year for each of the first five years of full-time employment and four weeks per year thereafter. PR&E reserves the right to change or terminate the fringe benefits on a prospective basis, at any time, effective upon notice to Clark.

                4.2 Car Allowance. PR&E will pay Clark PR&E's standard executive car allowance of $250 per month for each full month that Clark is employed.

        5. Business Expenses. Clark will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of PR&E. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and must be approved by the Chief Financial Officer of PR&E.

        6. At-Will Employment Relationship. Clark's employment with PR&E is not for any specified period and may be terminated at any time, with or without cause or advance notice, by either Clark or PR&E. In addition, PR&E reserves the right to modify Clark's position and duties at any time in its sole and absolute discretion and to impose disciplinary action short of termination whenever PR&E deems it appropriate to do so. No representative of PR&E, other than the COO, CEO or the majority vote of the board of directors, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will policy.

        7. Competitive Employment. During the term of Clark's employment with PR&E, Clark agrees that he will not directly or indirectly compete with PR&E in any way, and will not act as an officer, director, employee, consultant, shareholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which PR&E is now engaged or in which PR&E becomes engaged during the term of Clark's employment with PR&E, as may be determined by PR&E in its sole discretion. Further, Clark agrees not to refer any client or potential client to competitors of PR&E without PR&E's written consent during the term of Clark's employment with PR&E.

        8. Confidentiality and Proprietary Rights. As a condition of employment, Clark agrees to read, sign and abide by PR&E's Employee Innovations and Proprietary Rights Assignment Agreement, which is provided with this Agreement and incorporated herein by reference.

        9. Nonsolicitation. During the term of this Agreement and for a period of one year thereafter, irrespective of the reason for termination of employment, Clark agrees not to, directly or indirectly, separately or in association with others:

                9.1 Interfere with, impair, disrupt or damage PR&E's relationship with any of its clients or prospective clients by soliciting or encouraging or causing others to solicit or encourage, any of them for the purpose of diverting or taking away the business such clients have with PR&E; or

                9.2 Interfere with, impair, disrupt or damage PR&E's business by soliciting, encouraging or causing others to solicit or encourage any of PR&E's employees to discontinue their employment with PR&E.

        10. General Provisions.

                10.1 Successors and Assigns. The rights and obligations of PR&E under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of PR&E. Clark shall not be entitled to assign any of Clark's rights or obligations under this Agreement.



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                10.2 Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

                10.3 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that PR&E shall received the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

                10.4 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing PR&E, but Clark has participated in the negotiation of its terms. Furthermore, Clark acknowledges that he has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

                10.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California.

                10.6 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally, (b) by overnight courier upon written verification of receipt, (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission, or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

                10.7 Survival. Sections 8 ("Confidentiality and Proprietary Rights"), 9 ("Nonsolicitation"), 10 ("General Provisions") and 11 ("Entire Agreement") of this Agreement shall survive Clark's employment by PR&E.

        11. Entire Agreement. This Agreement, including Exhibit A appended hereto and the PR&E Employee Innovations and Proprietary Rights Assignment Agreement incorporated by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Clark and the COO, CEO or majority vote of the board of directors of PR&E. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

                                            BLAKE F. CLARK



----------------------------------          ------------------------------------
Dated:

                                            1574 Bella Vista Drive
                                            Leucadia, CA 92024-1265



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                                           PACIFIC RESEARCH & ENGINEERING
                                           CORPORATION



----------------------------------          ------------------------------------
Dated:                                      By:

                                            Donald C. Naab
                                            President & Chief Operating Officer
                                            2070 Las Palmas Drive
                                            Carlsbad, CA  92121



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                                    EXHIBIT A



                           INCENTIVE COMPENSATION PLAN
                               CALENDAR YEAR 1999



        In addition to the Base Salary, Clark will be eligible to earn incentive compensation in the form of a Performance Bonus and a Stock Option Award calculated and paid in accordance with the terms and conditions set forth below.

A.      Performance Bonus.

        1. Bonus Potential. Clark will be eligible to earn a maximum annual performance bonus equal to 50 percent of the Base Salary in effect on the first day of the applicable calendar year.

        2. Prerequisites to Earning Bonus. In order to earn a performance bonus for any calendar year, Clark must be employed by PR&E on the last day of the applicable calendar year.

        3. Bonus Calculation. Bonus will be based on the achievement of annual budget goals in each of four (4) categories: gross margin, inventory, revenue and cash flow; the budget goals for the year will be set by PR&E in its sole and absolute discretion. If PR&E achieves its annual budget goals for each and every category, Clark will be paid a 30-percent bonus. If PR&E exceeds its annual budget goals by 10 percent or more in each and every category, Clark will earn a 40-percent bonus. In the event that one or more categories falls short of the 30-percent, 40-percent or 50-percent bonus target, Clark may be paid a prorated bonus based on the actual achievement in each category. See chart below:

               Budget Bonus         Budget  Bonus         Budget Bonus          Budget Bonus
Profit         90%    2.5%          100%    10%           110%   12%            125%   15%

Cash           90%    2.5%          100%    5%            110%   8%             125%   10%

Inventory      90%    2.5%          100%    10%           110%   12%            125%   15%

Revenue        90%    2.5%          100%    5%            110%   8%             125%   10%
                      ----                  --                   --                    ---

                  10%                   30%                   40%                   50%


        4. Payment of Bonus. The annual performance bonus, if any, will be paid within 30 days after the completion of the annual audit.

        5. Termination of Employment. In the event of termination of employment prior to the end of any calendar year, Clark will not earn an annual performance bonus; however, if Clark's employment is terminated by PR&E without cause within the last six months of the calendar year, PR&E will pay Clark a prorated bonus based on PR&E's achievement of budget goals to the date of termination provided Clark complies with all surviving provisions of the Employment Agreement and executes a full general release of all claims, known or unknown, arising out of or related to Clark's employment or termination of employment with PR&E. In the event of Clark's voluntary resignation, termination with cause, or termination without cause within the first six months of any calendar year, Clark will not be entitled to receive the prorated bonus or any part thereof.

B.      Stock Option Award.

        If PR&E meets or exceeds 110% of its annual budget goals in all four (4) categories of gross margin, inventory, revenue and cash flow, as established by PR&E in its sole and absolute discretion, Clark will receive 5,000 stock options in accordance with the terms and conditions of PR&E's Stock Option Plan, provided Clark is employed by PR&E on December 31, 1999 and meets all other eligibility requirements of that Plan. The stock option award will not be prorated. Furthermore, in the event of termination of employment, for any reason whatsoever, prior to the end of the calendar year, Clark will not earn and will not be awarded the 5,000 stock options or any part thereof.



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